Exhibit 10.1

CONFORMED COPY

CREDIT AGREEMENT

dated as of June 4, 2004

among

THE ALLSTATE CORPORATION
ALLSTATE INSURANCE COMPANY
ALLSTATE LIFE INSURANCE COMPANY,
as Borrowers

The Lenders Party Hereto

JPMORGAN CHASE BANK,
as Syndication Agent

BANK OF AMERICA, N.A., CITIBANK, N.A.
and WACHOVIA BANK, NATIONAL ASSOCIATION,
as Documentation Agents

and

THE BANK OF NEW YORK,
as Administrative Agent

BNY CAPITAL MARKETS, INC. and J.P. MORGAN SECURITIES INC.,
as Co-Lead Arrangers and Joint Book Runners

Bryan Cave LLP
1290 Avenue of the Americas
New York, New York 10104-3300

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ii

        CREDIT AGREEMENT, dated as of June 4, 2004, among THE ALLSTATE CORPORATION, ALLSTATE INSURANCE COMPANY, ALLSTATE LIFE INSURANCE COMPANY, the LENDERS party hereto, JPMORGAN CHASE BANK, as Syndication Agent, BANK OF AMERICA, N.A., CITIBANK, N.A. and WACHOVIA BANK, NATIONAL ASSOCIATION, as Documentation Agents, and THE BANK OF NEW YORK, as Administrative Agent.

        The parties hereto agree as follows:

ARTICLE 1.    DEFINITIONS

        Section 1.1    Defined Terms

        As used in this Credit Agreement, the following terms have the meanings specified below:

        "ABR", when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

        "Adjusted LIBO Rate" means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

        "Administrative Agent" means BNY, in its capacity as administrative agent for the Lenders hereunder.

        "Administrative Questionnaire" means an Administrative Questionnaire in a form supplied by the Administrative Agent.

        "Affiliate" means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

        "Agents" means, collectively, the Administrative Agent, the Syndication Agent and the Documentation Agents.

        "Agreement Date" means the first date appearing in this Credit Agreement.

        "Allstate Corp." means The Allstate Corporation, a Delaware corporation.

        "Allstate Insurance" means Allstate Insurance Company, an Illinois insurance company.

        "Allstate Life" means Allstate Life Insurance Company, an Illinois insurance company.

        "Alternate Base Rate" means, for any day, a rate per annum equal to the greater of (i) the Prime Rate in effect on such day and (ii) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. Any change in the Alternate Base Rate due to a change in the Prime Rate or the

Federal Funds Effective Rate shall be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

        "Applicable Facility Fee Percentage" means at all times during which the applicable Pricing Level set forth below is in effect, the percentage set forth in the following table under the heading "Facility Fee Percentage" next to such Pricing Level, in each case subject to the provisos set forth below:

Pricing Level	Facility Fee Percentage
Pricing Level I	0.060%
Pricing Level II	0.070%
Pricing Level III	0.080%
Pricing Level IV	0.100%
Pricing Level V	0.150%
Pricing Level VI	0.250%

        Changes in the Applicable Facility Fee Percentage resulting from a change in the Pricing Level shall become effective on the effective date of any change in the S&P Rating or Moody's Rating, as the case may be. Notwithstanding anything herein to the contrary, in the event of a split in the S&P Rating and Moody's Rating that would otherwise result in the application of more than one Pricing Level (had the provisions regarding the applicability of other Pricing Levels contained in the definitions thereof not been given effect), then the Applicable Facility Fee Percentage shall be determined using, in the case of a split by one rating category, the higher Pricing Level, and in the case of a split by more than one rating category, the Pricing Level that is one level lower than the Pricing Level within which the higher of the two rating categories would otherwise fall.

        "Applicable Margin" means at all times during which the applicable Pricing Level set forth below is in effect: (i) with respect to Eurodollar Borrowings, the percentage set forth in the following table under the heading "Eurodollar Margin" next to such Pricing Level, and (ii) with respect to Utilization Fees, the percentage set forth in the following table under the heading "Utilization Fee" next to such Pricing Level, in each case subject to the provisos set forth below:

Pricing Level	Eurodollar Margin	Utilization Fee
Pricing Level I	0.140%	0.050%
Pricing Level II	0.180%	0.050%
Pricing Level III	0.220%	0.100%
Pricing Level IV	0.250%	0.125%
Pricing Level V	0.350%	0.150%
Pricing Level VI	0.550%	0.200%

        Changes in the Applicable Margin resulting from a change in the Pricing Level shall become effective on the effective date of any change in the S&P Rating or Moody's Rating, as the case may be. Notwithstanding anything herein to the contrary, in the event of a split in the S&P Rating and Moody's Rating that would otherwise result in the application of more than one Pricing Level (had the provisions regarding the applicability of other Pricing Levels contained in the definitions thereof not been given effect), then the Applicable Margin shall be determined using, in the case of a split by one rating category, the higher Pricing Level, and in the case of a split by more than one rating category, the Pricing Level that is one level lower than the Pricing Level within which the higher of the two rating categories would otherwise fall.

        "Approved Fund" means, with respect to any Lender that is a fund that invests in commercial loans, any other fund that invests in commercial loans and is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

        "Assignment and Acceptance" means an assignment and acceptance entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 10.4), and accepted by the Administrative Agent, substantially in the form of Exhibit A or any other form approved by the Administrative Agent.

        "Availability Period" means the period from and including the Effective Date to but excluding the earlier of the Maturity Date and the date of termination of the Commitments.

        "BNY" means The Bank of New York and its successors.

        "Benefit Arrangement" means an employee benefit plan within the meaning of Section 3(3) of ERISA which is not a Plan or a Multiemployer Plan and which is maintained or otherwise contributed to by any member of the ERISA Group.

        "Board" means the Board of Governors of the Federal Reserve System of the United States of America.

        "Borrowers" means, collectively, the Company and the Subsidiary Borrowers.

        "Borrowing" means Loans to the same Borrower of the same Type made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.

        "Borrowing Request" means a request by the Company (on its own behalf or on behalf of a Subsidiary Borrower) for a Borrowing in accordance with Section 2.3.

        "Business Day" means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed, provided that, when used in connection with a Eurodollar Loan, the term "Business Day" shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

        "Change in Control" means that (i) any "person" (as such term is used in Sections 13(d) and 14(d) the Exchange Act but excluding any profit-sharing or pension plan operated for the benefit of employees of the Company or its Affiliates), is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person shall be deemed to have "beneficial ownership" of all shares that such person has the right to acquire without condition (other than the passage of time) whether such rights are exercisable immediately or only after the passage of time), directly or indirectly, of 30% or more of the common stock of the Company on a fully-diluted basis, (ii) Persons ("Existing Directors") who are directors of the Company on the Agreement Date plus Persons ("Nominated Directors") nominated by Persons who constitute at least a majority of the board of directors of the Company on the Agreement Date (or any combination of Existing Directors, Nominated Directors and Persons nominated by a majority of Existing Directors and Nominated Directors) shall cease to constitute at least a majority of the members of the board of directors of the Company or (iii) the failure of the Company to own, directly or indirectly, beneficially and of record, 100% of the aggregate ordinary voting power and economic interests represented by the issued and outstanding equity securities of each Subsidiary Borrower on a fully diluted basis.

        "Commitment" means, with respect to each Lender, the commitment of such Lender to make Loans hereunder in an aggregate outstanding amount not exceeding the amount of such Lender's Commitment as set forth on Schedule 2.1, or in the Assignment and Acceptance pursuant to which such Lender shall have assumed its Commitment, as applicable, as such commitment may be reduced or increased from time to time pursuant to Section 2.5 or pursuant to assignments by or to such Lender pursuant to Section 10.4. The initial aggregate amount of the Commitments on the Agreement Date is $1,000,000,000.

        "Company" means Allstate Corp.

        "Confidential Information" has the meaning assigned to such term in Section 10.13.

        "Consolidated Subsidiary" means, at any date, any Subsidiary or other Person, the accounts of which are consolidated with those of the Company in its consolidated financial statements as of such date.

        "Consolidated Total Assets" means, at any date, the total assets of the Company and its Consolidated Subsidiaries at such date determined on a consolidated basis in accordance with GAAP, excluding assets of Variable Interest Entities to the extent that any Debt thereof is excluded pursuant to clause (c) of the proviso in the definition of Debt.

        "Consolidated Total Capital" means, at any date, the sum of (i) the aggregate shareholders' equity for the Company and its Consolidated Subsidiaries (determined in accordance with GAAP as in effect on the Agreement Date or as otherwise applicable pursuant to Section 1.4), provided that in any event unrealized gains or losses in respect of debt securities (as otherwise required by Statement of Financial Accounting Standards No. 115) shall be excluded in determining Consolidated Total Capital, plus (ii) 50% of the liabilities recorded on the Company's financial statements related to the Trust Preferred Securities, plus (iii) Consolidated Total Debt at such date.

        "Consolidated Total Debt" means, at any date, all Debt of the Company and its Consolidated Subsidiaries at such date determined on a consolidated basis in accordance with GAAP.

        "Control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. The terms "Controlling" and "Controlled" have meanings correlative thereto.

        "Credit Parties" means the Agents and the Lenders.

        "Debt" of any Person means, at any date, without duplication, (i) all obligations of such Person for borrowed money properly recordable as a liability on the financial statements of such

Person, (ii) all obligations of such Person, properly recordable as a liability on the financial statements of such Person, evidenced by bonds, debentures, notes, or other similar instruments (but excluding 100% of any liabilities recorded on such Person's financial statements related to the Trust Preferred Securities), (iii) all obligations of such Person to pay the deferred purchase price of property except trade accounts payable arising in the ordinary course of business, (iv) the net present value of future minimum lease payments under capital leases, (v) all direct recourse payment obligations of such Person in respect of any accounts receivable sold by such Person, (vi) the aggregate liquidation preference of all preferred securities that are mandatorily redeemable, exchangeable or convertible into debt at the option of the holder or redeemable at the option of the holder, (vii) 50% of the liabilities recorded on such Person's financial statements related to the Trust Preferred Securities, (viii) all Debt (as defined in clauses (i) through (vii) above) of others to the extent secured by a Lien on any asset of such Person, whether or not such Debt is assumed by such Person, and (ix) all Debt (as defined in clauses (i) through (viii) above) of others to the extent Guaranteed by such Person; provided that Debt shall not include (a) insurance policies or other instruments sold in the ordinary course of such Person's insurance business, (b) liabilities in respect of Securities Transactions, (c) liabilities recorded on the financial statements of such Person in connection with the consolidation of a Variable Interest Entity under Financial Accounting Standards Board Interpretation No. 46R if the satisfaction of such liabilities is limited to the assets of the Variable Interest Entity, and (d) the first $100,000,000 of liabilities that would otherwise constitute "Debt" under clauses (viii) and (ix) above.

        "Default" means any event or condition which constitutes an Event of Default or that upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

        "Documentation Agents" means Bank of America, N.A., Citibank, N.A. and Wachovia Bank, National Association, in their capacity as documentation agents for the Lenders hereunder.

        "dollars" or "$" refers to lawful money of the United States of America.

        "EDGAR" means the Electronic Data Gathering, Analysis, and Retrieval system maintained by the Securities and Exchange Commission.

        "Effective Date" means the date on which the conditions specified in Section 5.1 are satisfied (or waived in accordance with Section 10.2).

        "Eligible Institution" means (i) any commercial bank, investment bank, trust company, banking association, financial institution, mutual fund, pension fund or any Approved Fund or (ii) any Lender or any Affiliate or any Approved Fund of such Lender, provided that an insurance company shall not, under any circumstance, constitute an Eligible Institution.

        "Environmental Laws" means any and all federal, state and local statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, licenses, agreements or other governmental restrictions relating to the protection of the environment or to emissions, discharges or releases of pollutants, contaminants, petroleum or petroleum products, chemical or industrial, toxic or hazardous substances or wastes into the environment or otherwise relating to the generation, processing, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, petroleum or petroleum products, chemicals or industrial, toxic or hazardous substances or wastes, or the clean-up or other remediation thereof, and when such term is used in reference to the Company and its Subsidiaries, it shall apply to their direct activities and not activities covered under insurance policies or other instruments sold, underwritten or reinsured by them.

        "ERISA" means the Employee Retirement Income Security Act of 1974.

        "ERISA Group" means the Company and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Company, are treated as a single employer under Section 414 of the Internal Revenue Code.

        "Eurodollar", when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

        "Event of Default" has the meaning assigned to such term in Article 8.

        "Exchange Act" means the Securities Exchange Act of 1934.

        "Existing Credit Agreements" means, collectively, (i) the Credit Agreement (Five Year Facility), dated as of June 8, 2001, among Allstate Corp., Allstate Insurance, Allstate Life, the lenders party thereto, Bank of America, N.A., The Chase Manhattan Bank, Citibank, N.A. and Wachovia Bank, N.A., as syndication agents, and The Bank of New York, as administrative agent, and (ii) the 364-Day Credit Agreement, dated as of June 8, 2001, among Allstate Corp., Allstate Insurance, Allstate Life, the lenders party thereto, Bank of America, N.A., The Chase Manhattan Bank, Citibank, N.A. and Wachovia Bank, N.A., as syndication agents, and The Bank of New York, as administrative agent.

        "Facility Fee" has the meaning assigned to such term in Section 3.3(a).

        "Federal Funds Effective Rate" means, for any day, a rate per annum (expressed as a decimal, rounded upwards, if necessary, to the next higher 1/100 of 1%) equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that (i) if the day for which such rate is to be determined is not a Business Day, the Federal Funds Effective Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (ii) if such rate is not so published for any day, the Federal Funds Effective Rate for such day shall be the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal Funds brokers of recognized standing selected by it.

        "Foreign Lender" means any Lender that is organized under the laws of a jurisdiction other than the United States of America, any State thereof or the District of Columbia.

        "GAAP" means generally accepted accounting principles in effect from time to time in the United States of America.

        "Governmental Authority" means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

        "Guarantee" by any Person means any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Debt (as defined in clauses (i) through (viii) of the definition of Debt) of any other Person or in any manner providing for the payment of any such Debt of any other Person or otherwise protecting the holder of such Debt against loss (whether by agreement to keep-well, to purchase assets, goods, securities or services, or to take-or-pay or otherwise), provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a correlative meaning.

        "Guaranteed Obligations" has the meaning assigned to such term in Section 7.1

        "Increase Supplement" means an increase supplement in the form of Exhibit D.

        "Indemnitee" has the meaning assigned to such term in Section 10.3(b).

        "Insurance Company" means Allstate Insurance, Allstate Life, and any other Subsidiary that is an insurance company.

        "Interest Election Request" means a request by the Company (on behalf of the applicable Borrower) to convert or continue a Borrowing in accordance with Section 3.2.

        "Interest Payment Date" means (i) with respect to any ABR Loan, the last day of each March, June, September and December, (ii) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Eurodollar Loan is a part and, in the case of a Eurodollar Loan with an Interest Period of more than three months' duration, each day prior to the last day of such Interest Period that occurs at intervals of three months' duration after the first day of such Interest Period, and (iv) as to all Loans, the Maturity Date.

        "Interest Period" means the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter, as the Company (on behalf of the applicable Borrower) may elect, provided that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day, unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, and (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

        "Internal Revenue Code" means the Internal Revenue Code of 1986.

        "Lenders" means the Persons listed on Schedule 2.1 and any other Person that shall have become a party hereto pursuant to an Assignment and Acceptance, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Acceptance.

        "LIBO Rate" means, with respect to any Eurodollar Borrowing for any Interest Period, the rate of interest per annum as determined by the Administrative Agent, equal to the rate, as reported by BNY to the Administrative Agent, quoted by BNY to leading banks in the London interbank market as the rate at which BNY is offering dollar deposits in an amount approximately equal to its ratable share of such Eurodollar Borrowing for dollar deposits with a maturity comparable to such Interest Period at approximately 10:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.

        "Lien" of any Person means (i) any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of any asset recorded as such on the financial statements of such Person or (ii) the interest of a vendor or lessor under any conditional sales agreement, capital lease or other title retention agreement relating to any asset recorded as such on the financial statements of such Person.

        "Listed Insurance Subsidiary" means any company identified on Schedule 4.1 as an insurance company and any Subsidiary into which such company shall merge or consolidate or to which such company shall sell or transfer all or any substantial portion of its property and assets, in a transaction described in Section 6.6(b).

        "Loan" means a Loan referred to in Section 2.1 and made pursuant to Section 2.4.

        "Loan Documents" means this Credit Agreement and the Notes.

        "Margin Stock" has the meaning assigned to such term in Regulation U.

        "Material Adverse Effect" means a material adverse effect on (i) the business, financial position or results of operations of the Company and its Consolidated Subsidiaries, (ii) the ability of any Borrower to perform any of its obligations under any Loan Document or (iii) the rights of or benefits available to any Credit Party under any Loan Document.

        "Material Plan" means at any time any Plan or Plans having aggregate Unfunded Liabilities in excess of $75,000,000.

        "Material Subsidiary" means, collectively, (i) the Subsidiary Borrowers and (ii) any other Subsidiary which, as of the last day of the most recently completed fiscal quarter, satisfies any one or more of the following three tests: (a) the Company and the other Subsidiaries' investments in and advances to such Subsidiary exceed 10% of Consolidated Total Assets, (b) the Company and the other Subsidiaries' proportionate share of Consolidated Total Assets (after intercompany eliminations and net of the effect of intercompany reinsurance) consisting of the property of such Subsidiary exceeds 10% of Consolidated Total Assets or (c) the Company and the other Subsidiaries' equity in the income (not to include losses) from continuing operations before income taxes, extraordinary items and the cumulative effect of a change in accounting principle of such Subsidiary exceeds 10% of the income (to include losses) from continuing operations before income taxes, extraordinary items and the cumulative effect of a change in accounting principle of the Company and the Subsidiaries determined on a consolidated basis in accordance with GAAP.

        "Maturity Date" means June 4, 2009.

        "Moody's Rating" means at any time, the then current rating (including the failure to rate) by Moody's Investors Service, Inc. (or any successor thereto) of the Company's senior unsecured, unguaranteed long term debt.

        "Multiemployer Plan" means at any time an employee pension benefit plan within the meaning of Section 4001(a)(3) of ERISA to which any member of the ERISA Group is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions, including for these purposes any Person which ceased to be a member of the ERISA Group during such five-year period.

        "Non-Material Subsidiary Plan" means at any time any Plan or Plans established or maintained by a Subsidiary (other than a Subsidiary Borrower) having aggregate Unfunded Liabilities less than $25,000,000.

        "Note" means, with respect to each Lender, a promissory note evidencing such Lender's Loans to a Borrower payable to the order of such Lender (or, if required by such Lender, to such Lender and its registered assigns) substantially in the form of Exhibit C.

        "Obligations" means (i) the due and punctual payment of (a) principal of and premium, if any, and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, and (b) all other monetary obligations, including fees, commissions, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), of the Company and the Subsidiary Borrowers to the Credit Parties, or that are otherwise payable to any Credit Party, under the Loan Documents and (ii) the due and punctual performance of all covenants, agreements, obligations and liabilities of the Company and the Subsidiary Borrowers under or pursuant to the Loan Documents.

        "Participant" has the meaning assigned to such term in Section 10.4(e).

        "PBGC" means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

        "Person" means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

        "Plan" means at any time an employee pension benefit plan (other than a Multiemployer Plan) which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Internal Revenue Code and either (i) is maintained, or contributed to, by any member of the ERISA Group for employees of any member of the ERISA Group or (ii) has at any time within the preceding five years been maintained, or contributed to, by any Person which was at such time a member of the ERISA Group for employees of any Person which was at such time a member of the ERISA Group.

        "Pricing Level" means Pricing Level I, Pricing Level II, Pricing Level III, Pricing Level IV, Pricing Level V, or Pricing Level VI, as the context may require.

        "Pricing Level I" means, any time when (i) no Event of Default has occurred and is continuing, and (ii) the S&P Rating is AA- (or any successor rating) or higher or the Moody's Rating is Aa3 (or any successor rating) or higher.

        "Pricing Level II" means, any time when (i) no Event of Default has occurred and is continuing, (ii) the S&P Rating is A+ (or any successor rating) or higher, or the Moody's Rating is A1 (or any successor rating) or higher and (iii) Pricing Level I does not apply.

        "Pricing Level III" means, any time when (i) no Event of Default has occurred and is continuing, (ii) the S&P Rating is A (or any successor rating) or higher, or the Moody's Rating is A2 (or any successor rating) or higher and (iii) and neither Pricing Level I nor II is applicable.

        "Pricing Level IV" means, any time (i) no Event of Default has occurred and is continuing, (ii) the S&P Rating is BBB+ (or any successor rating) or higher, or the Moody's Rating is Baa1 (or any successor rating) or higher and (iii) and Pricing Levels I, II, and III are not applicable.

        "Pricing Level V" means, any time when (i) no Event of Default has occurred and is continuing, (ii) the S&P Rating is BBB- (or any successor rating) or higher, or the Moody's Rating is Baa3 (or any successor rating) or higher and (iii) and Pricing Levels I, II, III and IV are not applicable.

        "Pricing Level VI" means, any time when none of Pricing Levels I, II, III IV and V are applicable.

        "Prime Rate" means the rate of interest per annum publicly announced from time to time by BNY as its prime commercial lending rate at its principal office in New York City; each change in the Prime Rate being effective from and including the date such change is publicly announced as being effective. The Prime Rate is not intended to be lowest rate of interest charged by BNY in connection with extensions of credit to borrowers.

        "Register" has the meaning assigned to such term in Section 10.4(c).

        "Regulation D" means Regulation D of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

        "Regulation T" means Regulation T of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

        "Regulation U" means Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

        "Regulation X" means Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

        "Regulatory Change" means (i) the adoption of any law, rule or regulation after the Agreement Date, (ii) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the Agreement Date or (iii) compliance by any Credit Party (or, for purposes of Section 3.5(b), by any lending office of such Credit Party or by such Credit Party's holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the Agreement Date.

        "Related Parties" means, with respect to any specified Person, such Person's Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person's Affiliates.

        "Required Lenders" means, at any time, Lenders having Commitments representing more than 50% of the total Commitments or, if the Commitments shall have terminated, Lenders having outstanding Loans representing more than 50% of the aggregate outstanding principal balance of the Loans of all Lenders.

        "Securities Transaction" means any securities lending transaction, reverse repurchase transaction or dollar roll transaction or similar transaction that an Illinois insurance company would be permitted to engage in under applicable Illinois insurance investment law and that would be accounted for as a secured borrowing in accordance with Statement of Financial Accounting Standards No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities" and related official interpretations thereof by the Financial Accounting Standards Board or any successor thereto.

        "S&P Rating" means at any time, the then current rating (including the failure to rate) by Standard & Poor's Ratings Group, a division of The McGraw-Hill Companies (or any successor thereto) of the Company's senior unsecured, unguaranteed long term debt.

        "Statutory Accounting Principles" means the rules and procedures prescribed or permitted by the relevant state of domicile for determining an insurer's financial condition or results of operation for statutory purposes.

        "Statutory Reserve Rate" means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject for eurocurrency funding (currently referred to as "Eurocurrency Liabilities" in Regulation D). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

        "Statutory Statement" means, for any Insurance Company, for each fiscal year of such Insurance Company, the most recent annual statement, prepared in accordance with Statutory Accounting Principles, required to be filed with the appropriate regulatory authority and, for each fiscal quarter of such Insurance Company, the quarterly statement required by Section 6.1(e), which quarterly statement shall be prepared in accordance with Statutory Accounting Principles.

        "Subsidiary" means, at any date, any corporation, limited liability company, partnership, association or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by the Company.

        "Subsidiary Borrowers" means Allstate Insurance and Allstate Life.

        "Syndication Agent" means JPMorgan Chase Bank, in its capacity as syndication agent for the Lenders hereunder.

        "Total Credit Exposure" means, with respect to any Lender at any time, such Lender's Commitment, or, if the Commitments shall have terminated, the outstanding principal balance of such Lender's Loans.

        "Transactions" means (i) the execution, delivery and performance by each Borrower of each Loan Document to which it is a party, (ii) the borrowing of the Loans and (iii) the use of the proceeds of the Loans.

        "Trust Preferred Securities" means the mandatorily redeemable preferred securities issued by Allstate Financing II, a subsidiary trust of the Company, and described as the 7.83% Capital Securities, due 2045, in the Company's December 31, 2003 financial statements.

        "Type", when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.

        "Unfunded Liabilities" means, with respect to any Plan at any time, the amount (if any) by which (i) the present value of all benefits under such Plan exceeds (ii) the fair market value of all Plan assets allocable to such benefits (excluding any accrued but unpaid contributions), all determined as of the then most recent valuation date for such Plan, but only to the extent that such excess represents a potential liability of a member of the ERISA Group to the PBGC or any other Person under Title IV of ERISA.

        "U.S. Taxes" means any present or future tax, assessment or other charge or levy imposed by or on behalf of the United States of America or any taxing authority thereof or therein.

        "Utilization Fee" has the meaning assigned to such term in Section 3.3(b).

        "Utilization Fee Applicability Day" means any day on which the sum of the aggregate outstanding principal amount of the Loans of all Lenders is greater than 50% of the sum of the Commitments of all Lenders on such day.

        "Variable Interest Entity" means an entity defined as a Variable Interest Entity under Financial Accounting Standards Board Interpretation No. 46R.

        "Wholly-Owned Subsidiary" of a given Person means any Person, all of the shares of capital stock or other ownership interests of which (except directors' qualifying shares) are at the time directly or indirectly owned by the given Person or one or more other Wholly-Owned Subsidiaries or by the given Person and one or more other Wholly-Owned Subsidiaries.

        Section 1.2    Classification of Loans and Borrowings

        For purposes of this Credit Agreement, Loans may be classified and referred to by Type (e.g., a "Eurodollar Loan"). Borrowings may also be classified and referred to by Type (e.g., a "Eurodollar Borrowing").

        Section 1.3    Terms Generally

        The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation". The word "will" shall be construed to have the same meaning and effect as the word "shall". Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified, (ii) any definition of or reference to any law shall be construed as referring to such law as from time to time amended and any successor thereto and the rules and regulations promulgated from time to time thereunder, (iii) any reference herein to any Person shall be construed to include such Person's successors and assigns, (iv) the words "herein", "hereof" and "hereunder", and words of similar import, shall be construed to refer to this Credit Agreement in its entirety and not to any particular provision hereof, (v) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Credit Agreement, (vi) any reference herein to a fiscal year or fiscal quarter shall be construed to refer to a fiscal year or fiscal quarter of the Company, and (vii) the words "asset" and "property" shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

        Section 1.4    Accounting Terms; GAAP and Statutory Accounting Principles

        Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP as in effect on the Agreement Date. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in this Credit Agreement, the Company may elect to (i) compute any such ratio or requirement in accordance with GAAP as amended or (ii) continue to compute any such ratio or requirement in accordance with GAAP prior to such change therein, provided that, if the Company elects to continue to compute any such ratio or requirement in accordance with GAAP prior to such change therein, the Company shall provide the Administrative Agent and the Lenders financial statements and other documents required under this Credit Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

ARTICLE 2.    THE CREDITS

        Section 2.1    Commitments

        Subject to the terms and conditions set forth herein, each Lender agrees to make Loans to any Borrower in dollars from time to time during the Availability Period in an aggregate principal amount as to all Borrowers that will not result in the aggregate outstanding principal amount of such Lender's Loans to all Borrowers exceeding such Lender's Commitment. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrowers may borrow, prepay and reborrow Loans.

        Section 2.2    Loans and Borrowings

        (a)   Each Loan made to a Borrower shall be made as part of a Borrowing consisting of Loans made by the Lenders to such Borrower ratably in accordance with their respective Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder, provided that the Commitments of the Lenders are several, and no Lender shall be responsible for any other Lender's failure to make Loans as required.

        (b)   Subject to Section 3.4, each Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans, in each case as the Company (on behalf of the applicable Borrower) may request in accordance herewith. Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan, provided that any exercise of such option shall not affect the obligation of such Borrower to repay such Loan in accordance with the terms of this Credit Agreement.

        (c)   At the commencement of each Interest Period for any Eurodollar Borrowing made to a Borrower, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $5,000,000. At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount that integral multiple of $1,000,000 and not less than $5,000,000, provided that an ABR Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Commitments. Borrowings of more than one Type may be outstanding at the same time, provided that there shall not at any time be more than a total of six Eurodollar Borrowings outstanding to all Borrowers.

        (d)   Notwithstanding any other provision of this Credit Agreement, the Company (on behalf of the applicable Borrower) shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

        Section 2.3    Requests for Borrowings

        (a)   To request a Borrowing, the Company (on behalf of the applicable Borrower) shall notify the Administrative Agent of such request by telephone (i) in the case of a Eurodollar Borrowing, not later than 10:00 a.m., New York City time, three Business Days before the date of the proposed Borrowing or (ii) in the case of an ABR Borrowing, not later than 10:00 a.m., New York City time, on the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or facsimile to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent signed by the Company (on behalf of the applicable Borrower). Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.2:

            (i)  the identity of the Borrower;

           (ii)  the aggregate amount of the requested Borrowing;

          (iii)  the date of such Borrowing, which shall be a Business Day;

          (iv)  whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;

           (v)  in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term "Interest Period"; and

          (vi)  the location and number of the applicable Borrower's account to which funds are to be disbursed.

        (b)   If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then the Company (on behalf of the applicable Borrower) shall be deemed to have selected an Interest Period of one month's duration. Promptly following receipt of a Borrowing

Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender's Loan to be made as part of the requested Borrowing.

        Section 2.4    Funding of Borrowings

        (a)   Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 1:00 p.m., New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. Subject to Section 5.2, the Administrative Agent will make such Loans available to the applicable Borrower by promptly crediting or otherwise transferring the amounts so received, in like funds, to the account of such Borrower as specified in the Borrowing Request pursuant to Section 2.3(a)(vi) and designated by the Company (on behalf of such Borrower) in the applicable Borrowing Request.

        (b)   Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender's share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section, and may, in reliance upon such assumption, make available to the applicable Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the Lender and the applicable Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to such Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of such Borrower, the interest rate that would be otherwise applicable to such Borrowing. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender's Loan included in such Borrowing.

        Section 2.5    Termination, Reduction and Increase of Commitments

        (a)   Unless previously terminated, the Commitments shall terminate on the Maturity Date.

        (b)   The Company may at any time terminate, or from time to time reduce, the Commitments, provided that (i) the Company shall not terminate or reduce the Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.7, the aggregate outstanding principal amount of all Lenders' Loans would exceed the total Commitments and (iii) each such reduction shall be in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000.

        (c)   Upon the occurrence of a Change in Control, the Commitments shall automatically terminate and the outstanding principal amount of, and the accrued interest on, the Loans and all other amounts payable by the Borrowers hereunder and under the Notes (including any amounts payable under Section 3.6) shall forthwith be due and payable.

        (d)   Provided that at the time of and immediately after giving effect thereto, no Default shall exist and be continuing, the Company may at any time and from time to time, at its sole cost, expense and effort, request any one or more of the Lenders to increase its Commitment (the decision to increase the Commitment of a Lender to be within the sole and absolute discretion of such Lender), or any other Person reasonably satisfactory to the Administrative Agent to provide a new Commitment, by submitting to the Administrative Agent an Increase Supplement duly executed by each Borrower and each such Lender or other Person, as the case may be. If such Increase Supplement is in all respects reasonably satisfactory to the Administrative Agent, it shall execute such Increase Supplement and deliver a copy thereof to the Company and each such Lender or other Person, as the case may be. Upon execution and delivery of such Increase Supplement by the Administrative Agent, (i) in the case of each such Lender, its Commitment shall be increased to the amount set forth in such Increase Supplement and (ii) in the case of each such other Person, such other Person shall become a party hereto and have the rights and obligations of a Lender under the Loan Documents and its Commitment shall be as set forth in such Increase Supplement; provided, however, that:

          (A)  immediately after giving effect thereto, the sum of all increases in the aggregate Commitments made pursuant to this Section 2.5(d) shall not exceed $500,000,000;

          (B)  each such increase shall be in an amount not less than $50,000,000 or such amount plus an integral multiple of $10,000,000;

          (C)  if Loans would be outstanding immediately after giving effect to any such increase, then simultaneously with such increase (1) each such increasing Lender, each such other Person and each other Lender having a Commitment shall be deemed to have entered into a master assignment and acceptance agreement, in form and substance substantially similar to Exhibit A, pursuant to which each such other Lender shall have assigned to each such increasing Lender and each such other Person a portion of its Loans necessary to reflect proportionately the Commitments as adjusted in accordance with this subsection (d), and (2) in connection with such assignment, each such increasing Lender and each such other Person shall pay to the Administrative Agent, for the account of each such other Lender, such amount as shall be necessary to reflect the assignment to it of Loans, and in connection with such master assignment each such other Lender may treat the assignment of Eurodollar Borrowings as a prepayment of such Eurodollar Borrowings for purposes of Section 3.6; and

          (D)  each such other Person shall have delivered to the Administrative Agent and the Company all forms, if any, that are required to be delivered by such other Person pursuant to Section 3.7(c).

        (e)   The Company shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Company pursuant to this Section shall be irrevocable, provided that a notice of termination of the Commitments delivered by the Company may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Company (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Each reduction, and any termination, of the Commitments shall be permanent and each reduction of the Commitments shall be made ratably among the Lenders in accordance with their respective Commitments.

        Section 2.6    Repayment of Loans; Evidence of Debt

        (a)   Each Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Loan made to such Borrower on the Maturity Date. The amounts payable by each Borrower at any time hereunder and under the Notes to each Lender shall be a separate and independent debt.

        (b)   Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the debt of each Borrower to such Lender resulting from each Loan made by such Lender to such Borrower, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

        (c)   The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Borrower thereof, the Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from each Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder from each Borrower for the account of the Lenders and each Lender's share thereof.

        (d)   The entries made in the accounts maintained pursuant to paragraphs (b) or (c) of this Section shall, to the extent not inconsistent with any entries made in the Notes, be prima facie evidence of the existence and amounts of the obligations recorded therein, provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of any Borrower to repay the Loans made to it by any Lender in accordance with the terms of this Credit Agreement.

        (e)   Any Lender may request that the Loans made by it to a Borrower be evidenced by a single Note of such Borrower. In such event, such Borrower shall prepare, execute and deliver to such Lender, a Note payable to the order of such Lender substantially in the form of Exhibit C. In addition, if requested by a Lender, its Note may be made payable to such Lender and its registered assigns in which case all Loans evidenced by such Note and interest thereon shall at all times (including after assignment pursuant to Section 10.4) be represented by one or more Notes in like form payable to the order of the payee named therein and its registered assigns.

        (f)    In the event that a Lender has requested a Note under this Credit Agreement and thereafter requests a replacement thereof, upon receipt of (i) either the Note to be replaced or (ii) an affidavit of such Lender as to the circumstances under which such Note was destroyed or lost together an indemnification of the applicable Borrower as shall be reasonably satisfactory to it, such Borrower shall execute and deliver to such Lender a replacement Note.

        Section 2.7    Prepayment of Loans

        (a)   Each Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to the requirements of this Section.

        (b)   In the event of any partial reduction or termination of the Commitments, then (i) at or prior to the date of such reduction or termination, the Administrative Agent shall notify the Company and the Lenders of the aggregate outstanding principal amount of all Lenders' Loans after giving effect thereto and (ii) if such sum would exceed the total Commitments after giving effect to such reduction or termination, then the Borrowers shall, on the date of such reduction or termination, prepay Borrowings in an aggregate amount sufficient to eliminate such excess.

        (c)   The Company shall notify the Administrative Agent by telephone (confirmed by facsimile) of any prepayment hereunder (i) in the case of a prepayment of a Eurodollar Borrowing, not later than 10:00 a.m., New York City time, three Business Days before the date of prepayment or (ii) in the case of prepayment of an ABR Borrowing, not later than 10:00 a.m., New York City time, on the date of the prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid, provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.5, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.5. Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment under Section 2.7(a) of a Borrowing shall, when added to the amount of each concurrent reduction of the Commitments and prepayment of Borrowings under such Section, be in an integral multiple of $1,000,000 and not less than $5,000,000.

        (d)   Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 3.1.

        Section 2.8    Payments Generally; Pro Rata Treatment; Sharing of Setoffs

        (a)   Each Borrower shall make each payment required to be made by it hereunder or under the Note made by it (whether of principal of Loans, interest or fees, or of amounts payable under Sections 3.5, 3.6, 3.7 or 10.3, or otherwise) prior to 12:00 noon, New York City time, on the date when due, in immediately available funds, without setoff or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its office at One Wall Street, New York, New York, or such other office as to which the Administrative Agent may notify the other parties hereto, and except that payments pursuant to Sections 3.5, 3.6, 3.7 and 10.3 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in dollars.

        (b)   If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal of Loans, interest, fees and commissions then due hereunder, such funds shall be applied (i) first, towards payment of interest, fees and commissions then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest, fees and commissions then due to such parties and (ii) second, towards payment of principal of Loans then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal of Loans then due to such parties.

        (c)   If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of, or interest on, any of its Loans made to a Borrower resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans made to such Borrower and accrued interest thereon than the proportion received by any other Lender with respect to the Loans made by such other Lender to such Borrower, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans made to such Borrower of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of, and accrued interest on, their respective Loans, provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by a Borrower pursuant to and in accordance with the express terms of this Credit Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Company or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrower in the amount of such participation.

        (d)   Unless the Administrative Agent shall have received notice from the Company prior to the date on which any payment is due from a Borrower to the Administrative Agent for the account of the applicable Credit Parties hereunder that such Borrower will not make such payment, the Administrative Agent may assume that such Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to such Credit Parties the amount due. In such event, if such Borrower has not in fact made such payment, then each such Credit Party severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Credit Party with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

        (e)   If any Credit Party shall fail to make any payment required to be made by it pursuant to Section 2.4(b), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Credit Party to satisfy such Credit Party's obligations under such Sections until all such unsatisfied obligations are fully paid.

ARTICLE 3.    INTEREST, FEES, YIELD PROTECTION, ETC.

        Section 3.1    Interest

        (a)   The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate and the Loans comprising each Eurodollar Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin.

        (b)   Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by any Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraph of this Section or (ii) in the case of any other amount, 2% plus the Alternate Base Rate.

        (c)   Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan, provided that (i) interest accrued pursuant to paragraph (b) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than the prepayment of an ABR Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment, and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

        (d)   All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, Adjusted LIBO Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent clearly demonstrable error.

        Section 3.2    Interest Elections Relating to Borrowings

        (a)   Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Company (on behalf of the applicable Borrower) may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Company (on behalf of the applicable Borrower) may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders.

        (b)   To make an election pursuant to this Section, the Company (on behalf of the applicable Borrower) shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.3 if the Company (on behalf of the applicable Borrower) were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or facsimile to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the Company (on behalf of the applicable Borrower).

        (c)   Each telephonic and written Interest Election Request shall specify the following information:

            (i)  the identity of the Borrower;

           (ii)  the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iv) and (v) of this paragraph shall be specified for each resulting Borrowing);

          (iii)  the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

          (iv)  whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

           (v)  if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term "Interest Period".

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Company (on behalf of the applicable Borrower) shall be deemed to have selected an Interest Period of one month's duration.

        (d)   Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender's portion of each resulting Borrowing.

        (e)   If the Company (on behalf of the applicable Borrower) fails to deliver a timely Interest Election Request prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period, such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Company (on behalf of the applicable Borrower), then, so long as an Event of Default is continuing, (i) no outstanding Borrowing of any Borrower may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Borrowing of each Borrower shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

        Section 3.3    Fees

        (a)   The Company agrees to pay to the Administrative Agent for the account of each Lender, a facility fee ("Facility Fee"), which shall accrue at a rate per annum equal to the Applicable Facility Fee Percentage on the daily amount of the Commitment of such Lender (regardless of usage) during the period from and including the Agreement Date to but excluding the date on which such Commitment terminates; provided that, if such Lender continues to have any Loans outstanding after its Commitment terminates, then such Facility Fee shall continue to accrue on the daily outstanding principal amount of such Lender's Loans from and including the date on which such Lender's Commitment terminates to but excluding the date on which all Loans of such Lender have been paid in full. Accrued Facility Fees shall be payable in arrears on the last day of March, June, September and December of each year, each date on which the Commitments are permanently reduced, commencing on the first such date to occur after the Agreement Date, provided that all unpaid Facility Fees shall be payable on the date on which the Commitments terminate. All Facility Fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

        (b)   For each Utilization Fee Applicability Day during the period from and including the Effective Date through but excluding the Maturity Date, the Company agrees to pay to the Administrative Agent, for the account of each Lender, a fee (the "Utilization Fee") equal to the Applicable Margin per annum on the daily amount during such period of the aggregate outstanding principal amount of such Lender's Loans. Notwithstanding the foregoing, if such Lender has any Loans outstanding after the Maturity Date, then such Utilization Fee shall continue to accrue, for each Utilization Fee Applicability Day, on the daily amount of such Lender's Loans from and including the Maturity Date to but excluding the date on which such Lender ceases to have any Loans outstanding. Accrued Utilization Fees shall be payable in arrears on the last day of March, June, September and December of each year, each date on which the Commitments are permanently reduced, commencing on the first such date to occur after the Agreement Date, provided that all unpaid Utilization Fees shall be payable on the Maturity Date. All Utilization Fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

        (c)   The Company agrees to pay to each Credit Party, for its own account, fees and other amounts payable in the amounts and at the times separately agreed upon between the Company and such Credit Party.

        (d)   All fees and other amounts payable hereunder shall be paid on the dates due, in immediately available funds. Fees and other amounts paid shall not be refundable under any circumstances.

        Section 3.4    Alternate Rate of Interest

          If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

          (a)   the Administrative Agent determines, which determination (if made on a reasonable basis) shall be conclusive, that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period; or

          (b)   the Administrative Agent is advised by Required Lenders that the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to the Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Company and the Lenders by telephone or facsimile as promptly as practicable thereafter and, until the Administrative Agent notifies the Company and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective, and (ii) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as an ABR Borrowing.

        Section 3.5    Increased Costs; Illegality

        (a)   If any Regulatory Change shall:

            (i)  impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Credit Party (except any such reserve requirement reflected in the Adjusted LIBO Rate); or

           (ii)  impose on any Credit Party or the London interbank market any other condition affecting this Credit Agreement, any Eurodollar Loans made by such Credit Party or any participation therein, and the result of any of the foregoing shall be to increase the cost to such Credit Party of making or maintaining any Eurodollar Loan hereunder or to increase the cost to such Credit Party or to reduce the amount of any sum received or receivable by such Credit Party hereunder (whether of principal, interest or otherwise), then the Company will pay to such Credit Party such additional amount or amounts as will compensate such Credit Party for such additional costs incurred or reduction suffered.

        (b)   If any Credit Party determines that any Regulatory Change regarding capital requirements has or would have the effect of reducing the rate of return on such Credit Party's capital or on the capital of such Credit Party's holding company, if any, as a consequence of this Credit Agreement or the Loans made, by such Credit Party to a level below that which such Credit Party or such Credit Party's holding company could have achieved but for such Regulatory Change (taking into consideration such Credit Party's policies and the policies of such Credit Party's holding company with respect to capital adequacy), then from time to time the Company will pay to such Credit Party such additional amount or amounts as will compensate such Credit Party or such Credit Party's holding company for any such reduction suffered.

        (c)   A certificate of a Credit Party setting forth the amount or amounts necessary to compensate such Credit Party or its holding company, as applicable, as specified in paragraph (a) or (b) of this Section shall be delivered to the Company and shall be conclusive absent manifest error. The Company shall pay such Credit Party the amount shown as due on any such certificate within ten days after receipt thereof.

        (d)   Failure or delay on the part of any Credit Party to demand compensation pursuant to this Section shall not constitute a waiver of such Credit Party's right to demand such compensation, provided that the Borrowers shall not be required to compensate a Credit Party pursuant to this Section for any increased costs or reductions incurred more than 90 days prior to the date that such Credit Party notifies the Borrowers of the Regulatory Change giving rise to such increased costs or reductions and of such Credit Party's intention to claim compensation therefor; provided further that, if the Regulatory Change giving rise to such increased costs or reductions is retroactive, then the 90-day period referred to above shall be extended to include the period of retroactive effect thereof.

        (e)   Notwithstanding any other provision of this Credit Agreement, if, after the Agreement Date, any Regulatory Change shall make it unlawful for any Lender to make or maintain any Eurodollar Loan or to give effect to its obligations as contemplated hereby with respect to any Eurodollar Loan, then, by written notice to the Company and to the Administrative Agent:

            (i)  such Lender may declare that Eurodollar Loans will not thereafter (for the duration of such unlawfulness) be made by such Lender hereunder (or be continued for additional Interest Periods) and ABR Loans will not thereafter (for such duration) be converted into Eurodollar Loans, whereupon any request for a Eurodollar Borrowing or to convert an ABR Borrowing to a Eurodollar Borrowing or to continue a Eurodollar Borrowing, as applicable, for an additional Interest Period shall, as to such Lender only, be deemed a request for an ABR Loan (or a request to continue an ABR Loan as such for an additional

  Interest Period or to convert a Eurodollar Loan into an ABR Loan, as applicable), unless such declaration shall be subsequently withdrawn; and

           (ii)  such Lender may require that all outstanding Eurodollar Loans made by it be converted to ABR Loans, in which event all such Eurodollar Loans shall be automatically converted to ABR Loans, as of the effective date of such notice as provided in the last sentence of this paragraph.

In the event any Lender shall exercise its rights under clause (i) or (ii) of this paragraph, all payments and prepayments of principal that would otherwise have been applied to repay the Eurodollar Loans that would have been made by such Lender or the converted Eurodollar Loans of such Lender shall instead be applied to repay the ABR Loans made by such Lender in lieu of, or resulting from the conversion of, such Eurodollar Loans, as applicable. For purposes of this paragraph, a notice to the Company by any Lender shall be effective as to each Eurodollar Loan made by such Lender, if lawful, on the last day of the Interest Period currently applicable to such Eurodollar Loan; in all other cases such notice shall be effective on the date of receipt by the Company.

        Section 3.6    Break Funding Payments

        In the event of (a) the payment or prepayment (voluntary or otherwise) of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.7(c) and is revoked in accordance therewith), or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period or maturity date applicable thereto as a result of a request by the Company pursuant to Section 3.8(b), then, in any such event, the relevant Borrower or the Company, as applicable, shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest that would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest that would accrue on such principal amount for such period at the interest rate that such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Company (on behalf of the relevant Borrower) and shall be conclusive absent manifest error. The relevant Borrower shall pay such Lender the amount shown as due on any such certificate within ten days after receipt thereof.

        Section 3.7    U.S. Taxes

        (a)   Each Borrower agrees to pay to each Foreign Lender such additional amounts as are necessary in order that the net payment of any amount due to such Foreign Lender under the Loan Documents after deduction for or withholding in respect of any U.S. Taxes collectible by withholding and imposed with respect to such payment, will not be less than the amount stated herein to be then due and payable, provided that the foregoing obligation to pay such additional amounts shall not apply:

            (i)  to any Foreign Lender unless such Foreign Lender is, on the Agreement Date (or on the date it becomes a Lender as provided in Section 10.4) and on the date of any change in the applicable lending office of such Foreign Lender, entitled to submit the applicable forms to the Internal Revenue Service entitling it to a complete exemption from withholding on all interest to be received by it under the Loan Documents in respect of the Loans), or

           (ii)  to any U.S. Taxes imposed solely by reason of the failure by such Foreign Lender to comply with applicable certification, information, documentation or other reporting requirements concerning the nationality, residence, identity or connections with the United States of America of such Foreign Lender if such compliance is required by statute or regulation of the United States of America as a precondition to relief or exemption from such U.S. Taxes.

        (b)   Within 30 days after paying any amount to the Administrative Agent or any Foreign Lender from which it is required by law to make any deduction or withholding, and within 30 days after it is required by law to remit such deduction or withholding to any relevant taxing or other authority, the Company (on behalf of the relevant Borrower) shall deliver to the Administrative Agent for delivery to such Foreign Lender evidence satisfactory to such Person of such deduction, withholding or payment (as the case may be).

        (c)   Not later than the Effective Date or, in the case of any Person that becomes a Lender pursuant to Section 10.4, the date of the execution and delivery of the Assignment and Acceptance pursuant to which such Person becomes a Lender, and annually thereafter or at such other times as the Company may reasonably request, each Lender that is a Foreign Lender (to the extent that such Lender, in its sole discretion, believes that it is so entitled), shall provide the Company and the Administrative Agent with two duly completed copies of the relevant Internal Revenue Service forms certifying its entitlement to a complete exemption from withholding on all interest to be received by it under the Loan Documents in respect of the Loans.

        Section 3.8    Mitigation Obligations

        (a)   If any Lender requests compensation under Section 3.5, or if any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.7, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans (or any participation therein) hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.5 or 3.7, as applicable, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Company hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

        (b)   If any Lender requests compensation under Section 3.5, or if any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.7, then the Company may, at its sole expense (including the fees referred to in Section 10.4(b)) and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 10.4), all its interests, rights and obligations under the Loan

Documents to an Eligible Institution that shall assume such obligations (which Eligible Institution may be another Lender, if a Lender accepts such assignment); provided that (i) the Company shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the relevant Borrowers (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 3.5 or payments required to be made pursuant to Section 3.7, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Company to require such assignment and delegation cease to apply.

ARTICLE 4.    REPRESENTATIONS AND WARRANTIES

        The Company represents and warrants to the Credit Parties (and each Subsidiary Borrower, as to itself, represents and warrants to the Credit Parties) that:

        Section 4.1    Corporate Existence; Subsidiaries

        (a)   The Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Delaware, with full corporate power to conduct its business as presently conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

        (b)   Each Material Subsidiary has been duly organized and is validly existing in good standing under the laws of the jurisdiction of its organization, with full corporate or analogous powers to conduct its business as presently conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

        (c)   Schedule 4.1 sets forth as of the Agreement Date the name of each Subsidiary that is a Wholly-Owned Subsidiary, a Listed Insurance Subsidiary or a Material Subsidiary and identifies the jurisdiction of organization of each such Subsidiary.

        Section 4.2    Corporate and Governmental Authorization; No Contravention

        (a)   Each Borrower has full corporate power and authority to execute, deliver and perform its obligations under this Credit Agreement and the Notes executed by it and to comply with all of the provisions of this Credit Agreement and the Notes executed by it, and all necessary corporate or similar proceedings of such Borrower have been duly taken to authorize the execution, delivery and performance by such Borrower of this Credit Agreement and the Notes executed by it.

        (b)   No authorizations, approvals or consents of, and no filings or registrations with, any Governmental Authority or any securities exchange, are necessary for the execution, delivery or performance by any Borrower of this Credit Agreement or the Notes executed by it, or for the legality, validity or enforceability hereof or thereof.

        (c)   None of the execution and delivery of this Credit Agreement and the Notes, the consummation of the transactions herein contemplated or compliance by any Borrower with all of the terms and provisions of this Credit Agreement or the Notes executed by such Borrower will conflict with or result in a breach which would constitute a material default under, or result in the creation or imposition of any Lien, charge or encumbrance upon any of the property or assets of such Borrower, material to such Borrower, pursuant to the terms of any indenture, loan agreement, or other agreement or instrument for borrowed money to which such Borrower is a party or by which such Borrower may be bound or to which any of the property or assets of such Borrower, material to such Borrower, is subject, nor will such action result in any material violation of the provisions of the charter or by-laws of such Borrower or any statute or any order, rule or regulation applicable to such Borrower or any of its Material Subsidiaries of any Governmental Authority having jurisdiction over such Borrower or such Subsidiary, and no consent, approval, authorization or other order of, or filing with, any Governmental Authority is required for the execution and delivery of this Credit Agreement and the Notes, the consummation of the transactions herein contemplated or compliance by the Company with all of the terms and provisions of this Credit Agreement, provided that (i) the Borrowers make no representations or warranties with respect to any securities or blue sky laws of political subdivisions of the United States of America or any laws or treaties of any country (or political subdivision thereof) other than the United States of America and (ii) the effect of the laws of any jurisdiction (other than the States of New York or Illinois) that limit the interest, fees or other charges any Lender may impose.

        Section 4.3    Binding Effect

        This Credit Agreement constitutes a valid and binding agreement of each Borrower and the Notes, when executed and delivered in accordance with this Credit Agreement, will constitute valid and binding obligations of the respective Borrower executing and delivering such Notes.

        Section 4.4    Financial Information

        (a)   The consolidated statement of financial position of the Company and its Consolidated Subsidiaries as of December 31, 2003 and the related statements of operations, comprehensive income, shareholders' equity and cash flows for the fiscal year then ended, reported on by Deloitte & Touche, LLP, and heretofore furnished to the Administrative Agent and each of the Lenders, present fairly in all material respects, in conformity with GAAP, the financial position of the Company and its Consolidated Subsidiaries as of such date and their results of operations and cash flows for such fiscal year.

        (b)   The respective Statutory Statements for Allstate Insurance and Allstate Life for the year ended at December 31, 2003 present fairly in all material respects, in conformity with Statutory Accounting Principles, the respective financial conditions of said companies as at said date and their respective results of operations for the fiscal year ended on said date.

        (c)   Since December 31, 2003, there has been no material adverse change in the business, financial position or results of operations of the Company and its Consolidated Subsidiaries.

        Section 4.5    Litigation

        Except as disclosed to the Lenders in writing (which shall include the Company's Form 10-Q for the first quarter of 2004) prior to the date hereof, there are no legal, arbitral or governmental proceedings (including any proceeding instituted by any state insurance commission or similar regulatory body), pending to which the Company or any of its Material Subsidiaries is a party or to which any property of the Company or any of its Material Subsidiaries is the subject which, if determined adversely to the Company or any of its Material Subsidiaries (and there exists a reasonable possibility of such adverse determination), individually or in the aggregate, reasonably could be expected to have a Material Adverse Effect and, to the best of the Company's knowledge, no such proceedings are threatened.

        Section 4.6    Compliance with ERISA

        Each member of the ERISA Group has fulfilled its obligations under the minimum funding standards of ERISA and the Internal Revenue Code with respect to each Plan (other than any Non-Material Subsidiary Plan) and is in compliance in all material respects with the presently applicable provisions of ERISA and the Internal Revenue Code with respect to each Plan (other than any Non-Material Subsidiary Plan). No member of the ERISA Group has (i) sought a waiver of the minimum funding standard under Section 412 of the Internal Revenue Code in respect of any Plan (other than any Non-Material Subsidiary Plan), (ii) failed to make any contribution or payment to any Plan (other than any Non-Material Subsidiary Plan) or Multiemployer Plan or in respect of any Benefit Arrangement, or made any amendment to any Plan (other than any Non-Material Subsidiary Plan) or Benefit Arrangement, which has resulted or could result in the imposition of a Lien or the posting of a bond or other security under ERISA or the Internal Revenue Code, provided, however, that in the case of a Benefit Arrangement established or maintained by or for a Subsidiary (other than a Subsidiary Borrower) such action or inaction has resulted or could result in the imposition of such a Lien or the posting of such a bond or other security in excess of $25,000,000, or (iii) incurred any liability under Title IV of ERISA other than a liability to the PBGC for premiums under Section 4007 of ERISA.

        Section 4.7    Environmental Matters

        The Company has concluded reasonably that all Environmental Laws applicable to the Company and its Material Subsidiaries are unlikely to have a Material Adverse Effect.

        Section 4.8    Taxes

        United States Federal income tax returns of the Company and its Material Subsidiaries have been closed through the fiscal year ended December 31, 1996. All United States Federal income tax returns and all other material tax returns which are required to be filed have been filed by or on behalf of the Company and its Material Subsidiaries and all taxes due with respect to the Company and its Material Subsidiaries pursuant to such returns and all material taxes due pursuant to any assessment received by the Company or any of its Material Subsidiaries have been paid, except those assessments being contested in good faith by appropriate proceedings and where (in the opinion of the Company) adequate charges, accruals or reserves have been established on the books of the Company and its Subsidiaries, as applicable.

        Section 4.9    Full Disclosure

        All written factual information heretofore furnished by the Company to the Administrative Agent or any Lender for purposes of or in connection with this Credit Agreement was true and accurate in all material respects on the date as of which such information was stated or certified.

        Section 4.10    Investment Company Act

        None of the Borrowers is required to be registered as an "investment company" within the meaning of the Investment Company Act of 1940.

        Section 4.11    Federal Reserve Regulations

        (a)   Not more than 25% of the value (as determined by any reasonable method) of the assets subject to any restriction on (i) Liens set forth in Section 7.1 or (ii) sale or other disposition set forth in Section 6.6 is represented by Margin Stock.

        (b)   No part of the proceeds of any Loan will be used, whether immediately, incidentally or ultimately, (i) to directly or indirectly purchase, acquire or carry any Margin Stock, (ii) directly or indirectly for any purpose that entails a violation of, or that is inconsistent with, the provisions of the regulations of the Board, including Regulation T, U or X, or (iii) to make a personal loan to any director or executive officer of any Borrower or any Subsidiary in violation of Section 402 of the Sarbanes-Oxley Act of 2002.

ARTICLE 5.    CONDITIONS

        Section 5.1    Effective Date

        The obligations of the Lenders to make Loans hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 10.2):

        (a)    Credit Agreement.    The Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Credit Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include facsimile transmission of a signed signature page of this Credit Agreement) that such party has signed a counterpart of this Credit Agreement.

        (b)    Notes.    The Administrative Agent shall have received a Note of each Borrower for each Lender that shall have requested such Notes, signed on behalf of such Borrower.

        (c)    Legal Opinion.    The Administrative Agent shall have received favorable written opinions (addressed to the Credit Parties and dated the Effective Date) from (i) Mary J. McGinn, Vice President, Assistant Secretary and Assistant General Counsel of Allstate Insurance and acting as counsel to the other Borrowers, and (ii) Kirkland & Ellis LLP, special New York counsel to the Borrowers, substantially in the forms of Exhibit B and B-1, respectively, covering such other matters relating to the Borrowers, the Loan Documents and the Transactions as the Required Lenders shall reasonably request. The Borrowers hereby request such counsel to deliver such opinion.

        (d)    Organizational Documents, etc.    The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to (i) the organization, existence and good standing of each Borrower (including (x) a certificate of incorporation or formation of each Borrower, certified as of a recent date by the Secretary of State (or comparable official) of the jurisdiction of its incorporation or formation and (y) certificates of good standing (or comparable certificates) for each Borrower, certified as of a recent date prior to the Effective Date, by the Secretary of State (or comparable official) of the jurisdiction of its incorporation or formation), (ii) the authorization of the Transactions, (iii) the incumbency of its officer or officers who may sign the Loan Documents, including therein a signature specimen of such officer or officers and (iv) any other legal matters relating to Borrowers, the Loan Documents or the Transactions, all in form and substance satisfactory to the Administrative Agent and its counsel.

        (e)    Officer's Certificate.    The Administrative Agent shall have received a certificate, dated the Effective Date and signed by the chief executive officer or the chief financial officer or the chief accounting officer of the Company confirming compliance with the conditions set forth in paragraphs (a) and (b) of Section 5.2.

        (f)    Fees and Expenses.    All fees, expenses and other amounts due and payable on or prior to the Effective Date, including the reasonable fees and disbursements of counsel to the Administrative Agent, to the extent invoiced shall have been paid.

        (g)    Existing Credit Agreements.    The Existing Credit Agreements shall have been terminated and all amounts due thereunder shall have been paid and the Administrative Agent shall have received evidence, in form and substance satisfactory to it, thereof.

        (h)    Other Documents.    The Administrative Agent shall have received such other documents as shall be reasonably required by it in connection therewith.

The Administrative Agent shall notify the Borrowers and the Credit Parties of the Effective Date, and each such notice shall be conclusive and binding. Notwithstanding the foregoing, the obligations of the Lenders to make Loans hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 10.2) at or prior to 3:00 p.m., New York City time, on June 30, 2004 (and, in the event such conditions are not so satisfied or waived, the Commitments shall terminate at such time).

        Section 5.2    Each Credit Event

        The obligation of each Lender to make a Loan on the occasion of any Borrowing is subject to the satisfaction of the following conditions:

        (a)   The representations and warranties of the Borrowers set forth in Article 4 (other than those contained in Section 4.4(c) and Section 4.5) shall be true and correct on and as of the date of such Borrowing.

        (b)   At the time of and immediately after giving effect to such Borrowing, no Default shall have occurred and be continuing.

Each Borrowing shall be deemed to constitute a representation and warranty by the Company, and, if applicable, the applicable Subsidiary Borrower, on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section.

ARTICLE 6.    COVENANTS

        Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees and other amounts payable under the Loan Documents shall have been paid in full, the Company covenants and agrees (and, to the extent applicable to it, each Subsidiary Borrower covenants and agrees) with the Credit Parties that:

        Section 6.1    Financial Statements and Other Information

        The Company will furnish to each Credit Party the following, provided that the Company need not furnish copies of the information referred to in this Section if on or before the applicable day set forth below, such information is available (A) in the case of the information referred to in subsections (a), (b) and (j) below, either on EDGAR or on the Company's web site, and (B) in the case of the information referred to in subsections (c) and (d) below, on the Company's web site:

        (a)   as soon as available and in any event within 120 days after the end of each fiscal year, the Company's annual proxy and its Form 10-K containing a consolidated statement of financial position of the Company and its Consolidated Subsidiaries as of the end of such fiscal year and the related statements of income, shareholders' equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by Deloitte & Touche, LLP or other independent public accountants of nationally recognized standing (without a "going concern" or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Company and its Consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;

        (b)   as soon as available and in any event within 60 days after the end of each of the first three fiscal quarters of each fiscal year, the Company's Form 10-Q containing a consolidated statement of financial position of the Company and its Consolidated Subsidiaries as of the end of such fiscal quarter and the related statements of income and cash flows for such fiscal quarter and for the portion of the Company's fiscal year ended at the end of such fiscal quarter;

        (c)   as soon as available and in any event within 120 days after the end of each fiscal year of each Subsidiary Borrower, the Statutory Statement of such Subsidiary Borrower for such fiscal year and as filed with the insurance department of the State of domicile of such Subsidiary Borrower;

        (d)   as soon as available and in any event within 60 days after the end of each of the first three quarterly fiscal quarters of each Subsidiary Borrower, quarterly Statutory Statements of such Subsidiary Borrower for such fiscal quarter and as filed with the insurance department of the State of domicile of such Subsidiary Borrower;

        (e)   promptly after the financial statements referred to in clauses (a) and (b) above have been made available to the Credit Parties either through EDGAR or the Company's web site (but in no event later than 120 days after the end of the relevant fiscal year or 60 days after the end of the relevant fiscal quarter, as applicable) or, in the event that the Company furnishes copies thereof to the Credit Parties, simultaneously with the delivery thereof, a certificate of the chief financial officer or the chief accounting officer of the Company (i) setting forth in reasonable detail the calculations required to establish whether the Company was in compliance with the requirements of Section 6.8 on the date of such financial statements and (ii) stating whether any Default exists on the date of such certificate and, if any Default then exists, setting forth the details thereof and the action which the Company is taking or proposes to take with respect thereto;

        (f)    promptly after the financial statements referred to in clause (a) above have been made available to the Credit Parties either through EDGAR or the Company's web site (but in no event later than 120 days after the end of the relevant fiscal year) or, in the event that the Company furnishes copies thereof to the Credit Parties, simultaneously with the delivery thereof, a certificate of the chief financial officer or the chief accounting officer of the Company identifying each Subsidiary which is then a Material Subsidiary;

        (g)   promptly after the financial statements referred to in clause (a) above have been made available to the Credit Parties either through EDGAR or the Company's web site (but in no event later than 120 days after the end of the relevant fiscal year) or, in the event that the Company furnishes copies thereof to the Credit Parties, simultaneously with the delivery thereof, a statement of the firm of independent public accountants which reported on such statements to the effect that in the course of their audit of such statements, nothing came to their attention that caused them to believe that the Company was not in compliance with the requirements of Section 6.8, insofar as such requirements relate to accounting matters;

        (h)   within five days after any officer of the Company obtains knowledge that any Default has occurred and is continuing, a certificate of the chief financial officer or the chief accounting officer of the Company setting forth the details thereof and the action which the Company is taking or proposes to take with respect thereto;

        (i)    promptly after the commencement thereof, notice of all actions, suits or proceedings of the type described in Section 4.5;

        (j)    promptly after being filed by the Company with the Securities and Exchange Commission, copies (without exhibits thereto) of any registration statement (other than any registration statement on Form S-8 or its equivalent) or any report on Form 8-K (or its equivalent); provided that the Company need not furnish such copies to the extent such registration statements or reports are made available to the Credit Parties either on EDGAR or the Company's web site;

        (k)   if and when any member of the ERISA Group (i) gives or is required to give notice to the PBGC of any "reportable event" (as defined in Section 4043 of ERISA) with respect to any Plan (other than any Non-Material Subsidiary Plan) which might constitute grounds for a termination of such Plan (other than any Non-Material Subsidiary Plan) under Title IV of ERISA, or knows that the plan administrator of any Plan (other than any Non-Material Subsidiary Plan) has given or is required to give notice of any such reportable event, a copy of the notice of such reportable event given or required to be given to the PBGC; (ii) receives notice of complete or partial withdrawal liability under Title IV of ERISA or notice that any Multiemployer Plan (other than any Non-Material Subsidiary Plan) is in reorganization, is insolvent or has been terminated, a copy of such notice; (iii) receives notice from the PBGC under Title IV of ERISA of an intent to terminate, impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or appoint a trustee to administer any Plan (other than any Non-Material Subsidiary Plan), a copy of such notice; (iv) applies for a waiver of the minimum funding standard under Section 412 of the Internal Revenue Internal Revenue Code, a copy of such application; (v) gives notice of intent to terminate any Plan (other than any Non-Material Subsidiary Plan) under Section 4041(c) of ERISA, a copy of such notice and other information filed with the PBGC; (vi) gives notice of withdrawal from any Plan (other than any Non-Material Subsidiary Plan) pursuant to Section 4063 of ERISA, a copy of such notice; or (vii) fails to make any payment or contribution to any Plan (other than any Non-Material Subsidiary Plan) or Multiemployer Plan (other than any Non-Material Subsidiary Plan) or in respect of any Benefit Arrangement or makes any amendment to any Plan (other than any Non-Material Subsidiary Plan) or Benefit Arrangement which has resulted or could result in the imposition of a Lien or the posting of a bond or other security under ERISA or the Internal Revenue Code, provided, however, that in the case of a Benefit Arrangement established or maintained by or for a Subsidiary (other than a Subsidiary Borrower) such action or inaction has resulted or could result in the imposition of such a Lien or the posting of such a bond or other security in excess of $25,000,000, a certificate of the chief financial officer or the chief accounting officer of the Company setting forth details as to such occurrence and action, if any, which the Company or applicable member of the ERISA Group is required or proposes to take;

        (l)    furnish to the Administrative Agent promptly such other information with documentation required by bank regulatory authorities under applicable "know your customer" and Anti-Money Laundering rules and regulations (including, without limitation, the USA Patriot Act), as from time to time may be reasonably requested by the Administrative Agent; and

        (m)  from time to time such additional information regarding the financial position or business of the Company and its Subsidiaries as the Administrative Agent, at the request of any Lender, may reasonably request.

        Section 6.2    Maintenance of Property

        The Company will keep, and will cause each Material Subsidiary to keep, all property useful and necessary in its business in good working order and condition, ordinary wear and tear excepted.

        Section 6.3    Conduct of Business and Maintenance of Existence

        (a)   Neither the Company nor any of its Material Subsidiaries will engage to any substantial extent in any line or lines of business activity other than the business of owning and operating life and property and casualty insurance companies and financial services businesses (including investment operations) and businesses and activities related or incidental thereto.

        (b)   Subject to Section 6.6, the Company will preserve, renew and keep in full force and effect, and will cause each Material Subsidiary to preserve, renew and keep in full force and effect their respective legal existence and their respective rights, privileges and franchises material to the conduct of their respective businesses; provided that, subject to Section 6.6, the Company may terminate the corporate existence of any Subsidiary (other than a Subsidiary Borrower) if such termination could not reasonably be expected to have a Material Adverse Effect or otherwise to be materially disadvantageous to the Lenders.

        Section 6.4    Compliance with Laws

        The Company will make all good faith efforts to comply, and cause each Material Subsidiary to make all good faith efforts to comply, with all material applicable laws, ordinances, rules, regulations, and requirements of Governmental Authorities (including Environmental Laws and ERISA and the rules and regulations thereunder) except where the necessity of compliance therewith is contested in good faith by appropriate proceedings and where (in the opinion of the Company) adequate charges, accruals or reserves have been established on the books of the Company and its Subsidiaries, as applicable.

        Section 6.5    Negative Pledge

        The Company will not, and will not permit any of its Subsidiaries to, create, assume or suffer to exist any Lien securing Debt on the stock of any Listed Insurance Subsidiary (or on the stock of any Subsidiary that directly, or indirectly through other Subsidiaries, owns stock of any Listed Insurance Subsidiary) now owned or hereafter acquired by it, except any Lien arising pursuant to any order of attachment, distraint or similar legal process arising in connection with court proceedings so long as the execution or other enforcement thereof is effectively stayed and the claims secured thereby are being contested in good faith by appropriate proceedings. Notwithstanding the foregoing, in connection with marketing alliances or other promotional arrangements undertaken by one or both of the Subsidiary Borrowers, the Company or any of its Subsidiaries may pledge the stock of any Listed Insurance Subsidiary (other than stock of a Subsidiary Borrower) to secure Debt in an aggregate amount that, together with the aggregate liquidation preference of preferred stock permitted under the second sentence of Section 6.6(b), does not exceed $450,000,000 (or its equivalent in any other currency) at any one time outstanding.

        Section 6.6    Consolidations, Mergers and Sales of Assets

        (a)   The Company will not merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all of its assets, except that, if at the time thereof and immediately after giving effect thereto, no Default shall or would have occurred and be continuing, any Person may merge into the Company in a transaction in which the Company is the surviving entity.

        (b)   Neither Subsidiary Borrower will merge into or consolidate with, any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all of its assets, except that, if at the time thereof and immediately after giving effect thereto, no Default shall or would have occurred and be continuing, either Subsidiary Borrower may merge into or consolidate with any other corporation (the "successor corporation") organized under the laws of the United States of America or any state thereof which is (x) the Company, (y) in the case of a merger or consolidation involving Allstate Insurance (or any successor thereto), a Wholly-Owned Subsidiary, provided that there is no regulated entity which is a direct or indirect parent thereof, or (z) in the case of a merger or consolidation involving Allstate Life (or any successor thereto), a Wholly-Owned Subsidiary, and provided further that each Subsidiary Borrower covenants that any such consolidation, merger, sale or transfer shall be upon the conditions that the due and punctual payment of the principal and accrued interest on the Notes of such Subsidiary Borrower, and the due and punctual performance and observance of all the terms, covenants and conditions of this Credit Agreement to be kept or performed by such Subsidiary Borrower shall, by an agreement supplemental hereto (which supplemental agreement shall be in form and substance satisfactory to the Administrative Agent and shall become effective upon or waiver of the conditions described in Section 5.1(b), (c), (d), (e) and (h) in a form appropriate to such supplemental agreement), be assumed by the corporation (other than such Subsidiary Borrower) formed by or resulting from any such consolidation or merger, or which shall have received the transfer of all or substantially all of the property and assets of the Subsidiary Borrower, just as fully and effectually as if such successor had been the original Subsidiary Borrower; and in the event of any such sale or transfer the predecessor Subsidiary Borrower may be dissolved, wound up and liquidated at any time thereafter. In addition, in connection with marketing alliances or other promotional arrangements undertaken by one or both of the Subsidiary Borrowers, the Subsidiary Borrowers may from time to time issue preferred stock to any Person, whether or not affiliated with the Company, having an aggregate liquidation preference (as to both Subsidiary Borrowers) that, together with the aggregate amount of Debt secured by Liens permitted under the second sentence of Section 6.5, does not exceed $450,000,000 (or its equivalent in any other currency) at any one time outstanding. Notwithstanding anything in this Section 6.6 to the contrary, Allstate Insurance may transfer ownership of Allstate Life to the Company or to any other Wholly-Owned Subsidiary of the Company.

        Section 6.7    Use of Proceeds

        The proceeds of the Loans will be used only for general corporate purposes not inconsistent with the terms hereof. No part of the proceeds of any Loan will be used, whether immediately, incidentally or ultimately, (i) to directly or indirectly purchase, acquire or carry any Margin Stock, (ii) directly or indirectly for any purpose that entails a violation of any of the regulations of the Board, including Regulations T, U and X or (iii) to make a personal loan to any director or executive officer of any Borrower or any Subsidiary in violation of Section 402 of the Sarbanes-Oxley Act of 2002.

        Section 6.8    Ratio of Consolidated Total Debt to Consolidated Total Capital

        The Company will not permit Consolidated Total Debt at any time to exceed 37.5% of Consolidated Total Capital.

ARTICLE 7.    GUARANTEE

        Section 7.1    Guarantee

        The Company hereby guarantees to each Credit Party and their respective successors and assigns the prompt payment in full when due (whether at stated maturity, by acceleration or otherwise) of the principal of and interest on the Loans made by the Lenders to, and the Notes held by each Lender of, either Subsidiary Borrower and all other amounts from time to time owing to the Credit Parties by either Subsidiary Borrower under this Credit Agreement and under the Notes, in each case strictly in accordance with the terms thereof (such obligations being herein collectively called the "Guaranteed Obligations"). The Company hereby further agrees that if either Subsidiary Borrower shall fail to pay in full when due (whether at stated maturity, by acceleration or otherwise) any of the Guaranteed Obligations, the Company will promptly pay the same, without demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal. The Company further agrees that its guarantee hereunder constitutes a guarantee of payment when due and not of collection, and waives any right to require that any resort be had by the Administrative Agent or any other Credit Party to any of the security held for payment of the Obligations or to any balance of any deposit account or credit on the books of the Administrative Agent or any other Credit Party in favor of the Borrowers or any other Person.

        Section 7.2    Obligations Unconditional

        The obligations of the Company under Section 7.1 are absolute and unconditional irrespective of the value, genuineness, validity, regularity or enforceability of the obligations of either Subsidiary Borrower under this Credit Agreement, the Notes or any other agreement or instrument referred to herein or therein, or any substitution, release of exchange of any other guarantee of or security for any of the Guaranteed Obligations, and, to the fullest extent permitted by applicable law, irrespective of any other circumstance whatsoever which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of this Section 7.2 that the obligations of the Company hereunder shall be absolute and unconditional under any and all circumstances. Without limiting the generality of the foregoing, it is agreed that, to the fullest extent permitted by law, the occurrence of any one or more of the following shall not affect the liability of the Company hereunder:

            (i)  at any time or from time to time, without notice to the Company, the time for any performance of or compliance with any of the Guaranteed Obligations shall be extended, or such performance or compliance shall be waived;

           (ii)  any of the acts mentioned in any of the provisions of this Credit Agreement or the Notes or any other agreement or instrument referred to herein or therein shall be done or omitted; or

          (iii)  the maturity of any of the Guaranteed Obligations shall be accelerated, or any of the Guaranteed Obligations shall be modified, supplemented or amended in any respect, or any right under this Agreement or the Notes or any other agreement or instrument referred to herein or therein shall be waived or any other guarantee of any of the Guaranteed obligations or any security therefor shall be released or exchanged in whole or in part or otherwise dealt with.

        The Company hereby expressly waives diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that the Administrative Agent or any Lender exhaust any right, power or remedy or proceed against either Subsidiary Borrower under this Credit Agreement or the Notes or any other agreement or instrument referred to herein or therein, or against any other Person under any other guarantee of, or security for, any of the Guaranteed Obligations.

        Section 7.3    Reinstatement

        The obligations of the Company under this Article 7 shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of either Subsidiary Borrower in respect of the Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the Guaranteed Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise and the Company agrees that it will indemnify the Administrative Agent and each Lender on demand for all reasonable costs and expenses (including, without limitation, fees of counsel) incurred by the Administrative Agent or such Lender in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law.

        Section 7.4    Subrogation

        Until the indefeasible payment in full in cash of all of the Obligations, the Company hereby waives all rights of subrogation or contribution, whether arising by operation of law (including any such right arising under the United States Bankruptcy Code) or otherwise, by reason of any payment by it pursuant to the provisions of this Article 7.

        Section 7.5    Remedies

        The Company agrees that, as between the Company and the Credit Parties, the obligations of either Subsidiary Borrower under this Credit Agreement and the Notes may be declared to be forthwith due and payable as provided in Article 8 (and shall be deemed to have become automatically due and payable in the circumstances provided in said Article 8) for purposes of Section 7.1 notwithstanding any stay, injunction or other prohibition preventing such declaration (or such obligations from becoming automatically due and payable) as against either Subsidiary Borrower and that, in the event of such declaration (or such obligations being deemed to have become automatically due and payable), such obligations (whether or not due and payable by such Subsidiary Borrower) shall forthwith become due and payable by the Company for purposes of said Section 7.1.

        Section 7.6    Continuing Guarantee

        The guarantee in this Article 7 is a continuing guarantee, and shall apply to all Guaranteed Obligations whenever arising.

ARTICLE 8.    EVENTS OF DEFAULT

        If any of the following events ("Events of Default") shall occur:

        (a)   any Borrower shall fail to pay any principal of any Loan when due; or

        (b)   any Borrower shall fail to pay any interest on any Loan or any fee or any other amount payable by it hereunder within three Business Days after the due date thereof; or

        (c)   the Company shall fail to observe or perform any covenant contained in Sections 6.3(b), 6.5 through 6.8; or

        (d)   any Borrower shall fail to observe or perform any covenant or agreement contained in this Credit Agreement (other than those referred to in clauses (a) through (c) above) for 30 days after written notice thereof has been given to the Company by the Administrative Agent at the request of any Lender; or

        (e)   any representation, warranty, certification or statement made or deemed made herein (or in any modification or supplement hereto) by any Borrower, or any certificate, financial statement or other document delivered pursuant to the provisions, shall prove to have been incorrect in any material respect when made (or deemed made); or

        (f)    the Company or any of its Material Subsidiaries shall fail to make any payment when due or within any applicable grace period, in respect of any Debt or Debts of the Company and/or one or more Subsidiaries, arising in one or more related or unrelated transactions, in an aggregate principal amount not less than $50,000,000 (or its equivalent in any other currency); or any event or condition shall occur which results in the acceleration of the maturity of any such Debt by holders thereof exercising their rights so to accelerate; or

        (g)   any Borrower or any Material Subsidiary shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any corporate action to authorize any of the foregoing; or

        (h)   an involuntary case or other proceeding shall be commenced against any Borrower or any Material Subsidiary seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of 90 days; or an order for relief shall be entered against any Borrower or any Material Subsidiary (in an involuntary case or other proceeding against such company) under the Federal bankruptcy laws as now or hereafter in effect; or

        (i)    any member of the ERISA Group shall fail to pay when due an amount or amounts aggregating in excess of $10,000,000 (or its equivalent in any other currency), or members of the ERISA Group shall, in the aggregate, fail to pay when due an amount or amounts aggregating in excess of $50,000,000 (or its equivalent in any other currency), which it shall have become liable to pay under Title IV of ERISA; or notice of intent to terminate a Material Plan shall be filed under Title IV of ERISA by any member of the ERISA Group, any plan administrator or any combination of the foregoing; or the PBGC shall institute proceedings under Title IV of ERISA to terminate, to impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or to cause a trustee to be appointed to administer any Material Plan; or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any Material Plan must be terminated; or there shall occur a complete or partial withdrawal from, or a default, within the meaning of Section 4219(c)(5) of ERISA, with respect to, one or more Multiemployer Plans which could cause one or more members of the ERISA Group to incur a current payment obligation in excess of $50,000,000 (or its equivalent in any other currency); or

        (j)    a judgment or order for the payment of money in excess of $50,000,000 (or its equivalent in any other currency) shall be rendered against the Company or any of its Material Subsidiaries and such judgment or order shall continue unsatisfied and unstayed (pursuant to laws, rules, court orders or settlement agreements) for a period of 45 days;

then, and in every such event (other than an event described in clause (g) or (h) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to each Borrower, take either or both of the following actions (whether before or after the Effective Date), at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of each Borrower accrued under the Loan Documents, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Borrower; and in case of any event described in clause (g) or (h) of this Article, the Commitments shall automatically terminate (whether before or after the Effective Date) and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of each Borrower accrued under the Loan Documents, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Borrower.

ARTICLE 9.    THE ADMINISTRATIVE AGENT

        Each Credit Party hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto.

        The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such Person and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with any Borrower or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder.

        The Administrative Agent shall not have any duties or obligations except those expressly set forth herein. Without limiting the generality of the foregoing, (i) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (ii) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent is required to exercise in writing by the Required Lenders (or such other number or percentage of the Credit Parties as shall be necessary under the circumstances as provided in Section 10.2), and (iii) except as expressly set forth herein, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Borrower or any of the Subsidiaries that is communicated to or obtained by the Person serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Credit Parties as shall be necessary under the circumstances as provided in Section 10.2) or in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by a Borrower or a Credit Party (and, promptly after its receipt of any such notice, it shall give each Credit Party and the Company notice thereof), and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (a) any statement, warranty or representation made in or in connection with any Loan Document, (b) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (c) the performance or observance of any of the covenants, agreements or other terms or conditions set forth therein, (d) the validity, enforceability, effectiveness or genuineness thereof or any other agreement, instrument or other document or (e) the satisfaction of any condition set forth in Article 5 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

        The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing reasonably believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrowers), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

        The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any Affiliate or, upon prior notice to the Company (provided that such notice shall not be required during the continuance of an Event of Default), any one or more sub-agents appointed by the Administrative Agent, provided that no such delegation shall serve as a release of the Administrative Agent or waiver by any Borrower of any rights hereunder. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

        Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Credit Parties and the Company. Upon any such resignation, the Required Lenders shall have the right, in consultation with the Company, to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Credit Parties, appoint a successor Administrative Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Company or any Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Company or such Borrower and such successor. After the Administrative Agent's resignation hereunder, the provisions of this Article and Section 10.3 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.

        Each Credit Party acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Credit Party and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Credit Agreement. Each Credit Party also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Credit Party and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon any Loan Document, any related agreement or any document furnished thereunder.

        Notwithstanding anything in any Loan Document to the contrary, no Agent acting in such capacity other than the Administrative Agent shall have any duty or obligation under the Loan Documents.

ARTICLE 10.    MISCELLANEOUS

        Section 10.1    Notices

        Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile, as follows:

        (a)   if to the Company or a Subsidiary Borrower, to the Company or to such Subsidiary Borrower c/o the Company, as applicable, at 3075 Sanders Road, Suite G2H, Northbrook, IL 60062, Attention of: Jonathan Wells (Telephone No. (847) 402-5498; Facsimile No. (847) 402-9116), with a copy to the attention of James P. Zils (Telephone No. (847) 402-3073; Facsimile No. (847) 402-9116),

        (b)   if to the Administrative Agent, to it at One Wall Street, 18th Floor, New York, New York 10286, Attention of: Susan Baratta (Telephone No. (212) 635-4695; Facsimile No. (212) 635-6365 or 6366 or 6367), with a copy to The Bank of New York, at One Wall Street, 17th Floor, New York, New York 10286, Attention of: Benjamin Balkind (Telephone No. (212) 635-6407; Facsimile No. (212) 809-9520), and

        (c)   if to any other Credit Party, to it at its address (or facsimile number) set forth in its Administrative Questionnaire.

Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Credit Agreement shall be deemed to have been given on the date of receipt.

        Section 10.2    Waivers; Amendments

        (a)   No failure or delay by any Credit Party in exercising any right or power under any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Credit Parties under the Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether any Credit Party may have had notice or knowledge of such Default at the time.

        (b)   Neither any Loan Document nor any provision thereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrowers and the Required Lenders or by the Borrowers and the Administrative Agent with the consent of the Required Lenders, provided that no such agreement shall (i) increase any Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan, or reduce the rate of any interest (other than under Section 3.1(b)), or reduce any fees, payable under the Loan Documents, without the written consent of each Credit Party affected thereby, (iii) postpone the date of payment at stated maturity of any Loan, any interest or any fees payable under the Loan Documents, or reduce the amount of, waive or excuse any such payment, or postpone the stated termination or expiration of the Commitments, without the written consent of each Credit Party affected thereby, (iv) change any provision hereof in a manner that would alter the pro rata sharing of payments required by Section 2.8(c) or the pro rata reduction of Commitments required by Section 2.5(e), without the written consent of each Credit Party affected thereby, (v) change any of the provisions of this Section or the definition of the term "Required Lenders" or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender, or (vi) release the Company from its Guarantee, or limit its liability in respect of such Guarantee, without the written consent of each Lender, and provided, further, that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent hereunder without the prior written consent of the Administrative Agent.

        Section 10.3    Expenses; Indemnity; Damage Waiver

        (a)   The Company shall pay (i) all reasonable out-of-pocket costs and expenses incurred by the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of each Loan Document or any amendments, modifications or waivers of the provisions thereof (whether or not the transactions contemplated thereby shall be consummated) and (ii) all reasonable out-of-pocket costs and expenses incurred by any Credit Party, including the reasonable fees, charges and disbursements of any counsel for any Credit Party and any expert witness fees, in connection with the enforcement or protection of its rights in connection with the Loan Documents, including its rights under this Section, or in connection with the Loans made hereunder, including all such reasonable out-of-pocket costs and expenses incurred during any workout, restructuring or negotiations in respect of such Loans.

        (b)   The Company shall indemnify each Credit Party and each Related Party thereof (each such Person being called an "Indemnitee") against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of any Loan Document or any agreement or instrument contemplated thereby, the performance by the parties to the Loan Documents of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated thereby, (ii) any Loan or the use of the proceeds thereof, or (iii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee.

        (c)   To the extent that the Company fails to pay any amount required to be paid by it to the Administrative Agent under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent an amount equal to the product of such unpaid amount multiplied by a fraction, the numerator of which is such Lender's Total Credit Exposure and the denominator of which is the aggregate Total Credit Exposure of all Lenders (in each case determined as of the time that the applicable unreimbursed expense or indemnity payment is sought or, in the event that no Lender shall have any Total Credit Exposure at such time, as of the last time at which any Lender had a Total Credit Exposure), provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as applicable, was incurred by or asserted against the Administrative Agent in its capacity as such.

        (d)   To the extent permitted by applicable law, no Borrower shall assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct and actual damages) arising out of, in connection with, or as a result of, any Loan Document or any agreement, instrument or other document contemplated thereby, the Transactions or any Loan or the use of the proceeds thereof.

        (e)   All amounts due under this Section shall be payable promptly but in no event later than ten days after written demand therefor.

        Section 10.4    Successors and Assigns

        (a)   The provisions of this Credit Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, provided that except as otherwise provided in Section 6.6, no Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Credit Party (and any attempted assignment or transfer by any Borrower without such consent shall be null and void). Nothing in this Credit Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, the Related Parties of each Credit Party) any legal or equitable right, remedy or claim under or by reason of any Loan Document.

        (b)   Any Lender may assign to one or more Eligible Institutions all or a portion of its rights and obligations under this Credit Agreement (including all or a portion of its Commitment and the Loans at the time owing to it), provided that (i) except in the case of an assignment to a Lender or an Affiliate or an Approved Fund of a Lender, each Borrower and the Administrative Agent must give its prior written consent to such assignment (which consent shall not be unreasonably withheld), (ii) except in the case of an assignment to a Lender or an Affiliate or an Approved Fund of a Lender or an assignment of the entire remaining amount of the assigning Lender's Commitment, the amount of the Commitment of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $10,000,000 unless each Borrower and the Administrative Agent otherwise consent, (iii) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance together with, unless otherwise agreed by the Administrative Agent, a processing and recordation fee of $3,500, and (iv) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire, and provided further, that any consent of the Borrowers otherwise required under this paragraph shall not be required if a Default has occurred and is continuing. Subject to acceptance and recording thereof pursuant to paragraph (d) of this Section, from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under the Loan Documents, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under the Loan Documents (and, in the case of an Assignment and Acceptance covering all of the assigning Lender's rights and obligations under the Loan Documents, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.5, 3.6, 3.7 and 10.3). Any assignment or transfer by a Lender of rights or obligations under the Loan Documents that does not comply with this paragraph shall be treated for purposes of the Loan Documents as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (e) of this Section.

        (c)   The Administrative Agent, acting for this purpose as an agent of the Borrowers, shall maintain at one of its offices in New York City a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the "Register"). The entries in the Register shall be conclusive absent clearly demonstrable error, and the Borrowers and each Credit Party may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Credit Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrowers and any Credit Party, at any reasonable time and from time to time upon reasonable prior notice.

        (d)   Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, the assignee's completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Acceptance and record the information contained therein in the Register. No assignment shall be effective for purposes of this Credit Agreement unless it has been recorded in the Register as provided in this paragraph.

        (e)   Any Lender may, without the consent of any Borrower or any Credit Party, sell participations to one or more Eligible Institutions (each such Eligible Insitution being called a "Participant") in all or a portion of such Lender's rights and obligations under the Loan Documents (including all or a portion of the Loans owing to it), provided that (i) such Lender's obligations under the Loan Documents shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers and the Credit Parties shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under the Loan Documents. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce the Loan Documents and to approve any amendment, modification or waiver of any provision of any Loan Documents, provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 10.2(b) that affects such Participant. Subject to paragraph (f) of this Section, the Borrowers agree that each Participant shall be entitled to the benefits of Sections 3.5, 3.6 and 3.7 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.8 as though it were a Lender, provided that such Participant agrees to be subject to Section 2.8(c) as though it were a Lender.

        (f)    A Participant shall not be entitled to receive any greater payment under Section 3.5 or 3.7 than the Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with each Borrower's prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.7 unless the Company is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrowers, to comply with Section 3.7(c) as though it were a Lender.

        (g)   Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under the Loan Documents to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest, provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations under the Loan Documents or substitute any such pledgee or assignee for such Lender as a party hereto.

        Section 10.5    Survival

        All covenants, agreements, representations and warranties made by the Borrowers herein and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Credit Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of any Loan Document and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that any Credit Party may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under the Loan Documents is outstanding and unpaid and so long as the Commitments have not expired or terminated. The provisions of Sections 3.5, 3.6, 3.7 and 10.3, 10.9, 10.10 and Article 9 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans and the termination of the Commitments or the termination of this Credit Agreement or any provision hereof.

        Section 10.6    Counterparts; Integration; Effectiveness

        This Credit Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which, when taken together, shall constitute but one contract. This Credit Agreement and any separate letter agreements with respect to fees payable to any Credit Party or the syndication of the credit facilities established hereunder constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 5.1, this Credit Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of this Credit Agreement by facsimile transmission shall be effective as delivery of a manually executed counterpart of this Credit Agreement.

        Section 10.7    Severability

        In the event any one or more of the provisions contained in this Credit Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

        Section 10.8    Right of Setoff

        If an Event of Default shall have occurred and be continuing, each of the Lenders and their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to setoff and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by it to or for the credit or the account of any Borrower against any of and all the obligations of such Borrower now or hereafter existing under this Credit Agreement held by it, irrespective of whether or not it shall have made any demand under this Credit Agreement and although such obligations may be unmatured. The rights of each the Lenders and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that it may have.

        Section 10.9    Governing Law; Jurisdiction; Consent to Service of Process

        (a)   This Credit Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

        (b)   Each of the Borrowers hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Credit Agreement or the other Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that, to the extent permitted by applicable law, all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the extent permitted by applicable law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Credit Agreement shall affect any right that the Administrative Agent or any other Credit Party may otherwise have to bring any action or proceeding relating to this Credit Agreement or the other Loan Documents against any Borrower, or any of its property, in the courts of any jurisdiction.

        (c)   Each of the Borrowers hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Credit Agreement or the other Loan Documents in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

        (d)   Each party to this Credit Agreement irrevocably consents to service of process in the manner provided for notices in Section 10.1. Nothing in this Credit Agreement will affect the right of any party to this Credit Agreement to serve process in any other manner permitted by law.

        Section 10.10    WAIVER OF JURY TRIAL

        EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS CREDIT AGREEMENT. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS CREDIT AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

        Section 10.11    Headings

        Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Credit Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Credit Agreement.

        Section 10.12    Interest Rate Limitation

        Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts that are treated as interest on such Loan under applicable law (collectively the "charges"), shall exceed the maximum lawful rate (the "maximum rate") that may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all of the charges payable in respect thereof, shall be limited to the maximum rate and, to the extent lawful, the interest and the charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated, and the interest and the charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the maximum rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

        Section 10.13    Confidentiality

        Except as provided in this Section 10.13, each Credit Party expressly agrees to maintain as confidential and not to disclose, publish or disseminate to any third parties any Confidential Information (as defined below) provided to it, provided, however, that nothing herein shall limit the disclosure of any Confidential Information (i) to its Related Parties (other than insurance Affiliates), counsel or other representatives reasonably required, in the opinion of the Credit Party, to have such information, provided such Persons have agreed or are under a duty to keep all such information confidential in accordance with this Section 10.13, (ii) upon the request or demand of any regulatory agency, authority or self-regulatory body having jurisdiction over or claiming authority to regulate or oversee any aspect of the business of such Credit Party, (iii) to the extent required by applicable laws or regulations or pursuant to any subpoena, court or governmental order or similar legal process, provided that to the extent permitted by law and if practicable to do so under the circumstances, the Company is given prior notice of, and an opportunity to contest, the production of such Confidential Information (which notice and opportunity shall be reasonable under the circumstances), (iv) to any prospective assignee or participant in connection with any contemplated transfer pursuant to Section 10.4, provided that such prospective transferee shall have expressly agreed to be bound by the provisions of this Section 10.13, (iv) to any other party to this Credit Agreement, (v) to any direct or indirect contractual counterparty, or such contractual counterparty's professional advisor, provided that such contractual counterparty, or such contractual counterparty's professional advisor, shall have expressly agreed to be bound by the provisions of this Section 10.13, (vi) any nationally recognized rating agency, (vii) to the extent necessary in connection with the exercise of any remedy hereunder and (viii) in connection with any litigation or dispute to which one or more of the Borrowers and one or more of the Credit Parties is a party. Each Credit Party agrees that it will only use the Confidential Information in connection with the evaluation and administration of this credit facility and its Loans, and it will not use the Confidential Information for purposes of trading in the securities of the Company. For purposes of this Section 10.13, "Confidential Information" means any written or oral information provided under this Credit Agreement by or on behalf of any Borrower that, in the case of written information, is clearly marked "confidential" and in the case of oral information, that has been identified by its source as confidential, other than any Confidential Information which: (a) is or becomes generally available to the public other than as a result of a breach of this Section 10.13; (b) becomes available to a Credit Party on a non-confidential basis from a source other than the a Borrower, or one of its agents, which source is not known by such Credit Party to be bound by a confidentiality agreement with the Company or such Borrower; (c) was known to a Credit Party on a non-confidential basis prior to its disclosure to such Credit Party by the a Borrower, one of its agents or another Credit Party, (d) the Company has advised the Credit Party is no longer confidential or (e) to the extent the Company shall have consented to such disclosure in writing.

[Remainder of Page Intentionally Left Blank]

ALLSTATE CORPORATION
CREDIT AGREEMENT

        IN WITNESS WHEREOF, the parties hereto have caused this Credit Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

THE ALLSTATE CORPORATION
By:	/s/ JAMES P. ZILS
Name: James P. Zils Title: Treasurer
ALLSTATE INSURANCE COMPANY
By:	/s/ JAMES P. ZILS
Name: James P. Zils Title: Treasurer
ALLSTATE LIFE INSURANCE COMPANY
By:	/s/ JAMES P. ZILS
Name: James P. Zils Title: Treasurer

ALLSTATE CORPORATION
CREDIT AGREEMENT

THE BANK OF NEW YORK, individually and as Administrative Agent
By:	/s/ BEN BALKIND
Name: Ben Balkind Title: Vice President

ALLSTATE CORPORATION
CREDIT AGREEMENT

JP MORGAN CHASE BANK, individually and as a Syndication Agent
By:	/s/ LAWRENCE PALUMBO, JR.
Name: Lawrence Palumbo, Jr. Title: Vice President

ALLSTATE CORPORATION
CREDIT AGREEMENT

BANK OF AMERICA, N.A., individually and as a Documentation Agent
By:	/s/ SHELLY K. HARPER
Name: Shelly K. Harper Title: Principal

ALLSTATE CORPORATION
CREDIT AGREEMENT

CITIBANK, N.A., individually and as a Documentation Agent
By:	/s/ DAVID A. DODGE
Name: David A. Dodge Title: Managing Director

ALLSTATE CORPORATION
CREDIT AGREEMENT

WACHOVIA BANK, NATIONAL ASSOCIATION, individually and as a Syndication Agent
By:	/s/ KIMBERLY SHAFFER
Name: Kimberly Shaffer Title: Director

ALLSTATE CORPORATION
CREDIT AGREEMENT

DEUTSCHE BANK AG NEW YORK BRANCH
By:	/s/ RUTH LEUNG
Name: Ruth Leung Title: Director
By:	/s/ CLINTON JOHNSON
Name: Clinton Johnson Title: Managing Director

ALLSTATE CORPORATION
CREDIT AGREEMENT

SUNTRUST BANK
By:	/s/ LINDA L. DASH
Name: Linda L. Dash Title: Director

ALLSTATE CORPORATION
CREDIT AGREEMENT

ABN AMRO BANK N.V.
By:	/s/ NEIL R. STEIN
Name: Neil R. Stein Title: Group Vice President
By:	/s/ MICHAEL DEMARCO
Name: Michael DeMarco Title: Assistant Vice President

ALLSTATE CORPORATION
CREDIT AGREEMENT

CREDIT SUISSE FIRST BOSTON, acting through its Cayman Islands Branch
By:	/s/ JAY CHALL
Name: Jay Chall Title: Director
By:	/s/ VANESSA GOMEZ
Name: Vanessa Gomez Title: Associate

ALLSTATE CORPORATION
CREDIT AGREEMENT

WILLIAM STREET COMMITMENT CORPORATION (recourse only to the assets of William Street Commitment Corporation)
By:	/s/ JENNIFER M. HILL
Name: Jennifer M. Hill Title: Chief Financial Officer

ALLSTATE CORPORATION
CREDIT AGREEMENT

LEHMAN BROTHERS BANK, FSB
By:	/s/ JANINE M SHUGAN
Name: Janine M. Shugan Title: Authorized Signatory

ALLSTATE CORPORATION
CREDIT AGREEMENT

MERRILL LYNCH BANK USA
By:	/s/ LOUIS ALDER
Name: Louis Alder Title: Director

ALLSTATE CORPORATION
CREDIT AGREEMENT

MORGAN STANLEY BANK
By:	/s/ DANIEL TWENGE
Name: Daniel Twenge Title: Vice President

ALLSTATE CORPORATION
CREDIT AGREEMENT

THE NORTHERN TRUST COMPANY
By:	/s/ FORREST VOLLRATH
Name: Forrest Vollrath Title: Vice President

ALLSTATE CORPORATION
CREDIT AGREEMENT

UBS LOAN FINANCE LLC
By:	/s/ WILFRED V. SAINT
Name: Wilfred V. Saint Title: Director
By:	/s/ JOSELIN FERNANDES
Name: Joselin Fernandes Title: Director

ALLSTATE CORPORATION
CREDIT AGREEMENT

US BANK, NATIONAL ASSOCIATION
By:	/s/ ELLIOT J. JAFFEE
Name: Elliot J. Jaffee Title: Senior Vice President

ALLSTATE CORPORATION
CREDIT AGREEMENT

WELLS FARGO BANK, NATIONAL ASSOCIATION
By:	/s/ ROBERT MEYER
Name: Robert Meyer Title: Vice President
By:	/s/ BETH C. MCGINNIS
Name: Beth C. McGinnis Title: Senior Vice President